Exhibit 99.1

Oncobiologics Announces Randy Thurman as Executive Chairman of the Board of
Directors and Lawrence A. Kenyon as Interim CEO

CRANBURY, N.J., June 18, 2018 – Oncobiologics, Inc. (NASDAQ:ONS) today announced that Pankaj Mohan, Ph.D., its Chairman and Chief Executive Officer (CEO), has stepped down as CEO and Chairman of the board with immediate effect. Dr. Mohan will remain a member of Oncobiologics’ board of directors and will enter into a consulting agreement with the Company to provide advisory services in connection with the development and initiation of clinical trials for ONS-5010, an innovative monoclonal antibody (mAb) product candidate under development.

Randy Thurman, a current member of Oncobiologics’ board of directors will assume the role of Executive Chairman. Mr. Thurman, who joined the Oncobiologics board of directors in April 2018, is an accomplished industry and board veteran with more than 30 years of leadership experience in the life sciences industry, including currently as a senior healthcare operating executive with BC Partners and chairman of Zest Dental Solutions Inc., and previously as President of both Rorer Pharmaceuticals Inc. and Rhone-Polenc Rorer Pharmaceuticals Inc., Executive Chairman of Enzon Corporation where he led a successful turnaround, CEO of Corning Life Sciences, and Founder, Chairman and CEO of VIASYS Healthcare, Inc. Additionally, Mr. Thurman has been a member of the board for over 15 public and private companies, completed over 30 acquisitions and led 5 IPOs and public financings.

Oncobiologics’ board of directors appointed Lawrence A. Kenyon, its Chief Financial Officer (CFO), as interim CEO to continue leading Oncobiologics in its advancement of ONS 5010 and its new contract development and manufacturing (CDMO) strategy, as well as other product candidates in the pipeline. Mr. Kenyon, who joined Oncobiologics as CFO and corporate secretary in September 2015, is an experienced industry executive with nearly 20 years of leadership in the life sciences industry, including previous positions as CFO and chief operating officer (COO) of Arno Therapeutics, Inc., interim president and CEO, CFO and Secretary of Tamir Biotechnology, Inc., Executive Vice President and CFO of Par Pharmaceutical Companies, Inc., CFO and COO of Alfacell Corporation, and Executive Vice President and chief financial officer of NeoPharm, Inc. Mr. Kenyon will continue to serve as CFO.

The board has formed a search committee to identify CEO candidates with demonstrated commercial capabilities and CDMO experience. The committee is composed of Mr. Thurman along with board members Faisal Sukhtian and Yezan Haddadin, representatives of the Company’s largest stockholder, GMS Tenshi Holdings Pte. Limited (GMS Tenshi).

Since founding the company and beginning operations in 2011, Dr. Mohan has worked tirelessly to achieve his vision to make important and meaningful biologic therapeutics more affordable and available to a broader number of patients. A key part of that vision was building the BioSymphony™ Platform, a state-of-the art mAb development and manufacturing process located in a single facility that has resulted in two biosimilar product candidates successfully completing Phase 1 clinical trials in preparation for Phase 3 studies. The BioSymphony™ Platform has now been expanded to also focus on developing and manufacturing innovative proprietary biologic product candidates, as well as the generation of revenue as the key component of Oncobiologics new CDMO business.

“It has been an exciting experience founding Oncobiologics and taking the company public,” said Dr. Mohan. “The company now has differentiated technology, valuable assets and a strong management team and board, with an exceptional majority owner in GMS Tenshi. As a significant stockholder myself, I have every confidence in this team’s ability to ensure the company’s continued success and look forward to being a part of the journey as a member of the board.”

“Dr. Mohan has guided Oncobiologics through a crucial stage in its expansion to become a NASDAQ-traded company with a burgeoning clinical pipeline and growing scientific and intellectual property assets,” said Faisal Sukhtian, an Oncobiologics board member and representative of GMS Tenshi. “He has built a strong management team to move the company toward financial success. We thank Pankaj for his leadership and accomplishments at Oncobiologics and we look forward to continuing to partner with him as we all work together towards commercial success for our stockholders.”

"I am looking forward to working with the Oncobiologics board and Dr. Mohan in seeing the company reach its full potential,” added Mr. Thurman.  “Thanks to his vision, the company has a pipeline of highly differentiated drug candidates, an approved phase 3 clinical strategy for its lead drug and is implementing a contract manufacturing plan to leverage its core capabilities even further.  The company is backed by a majority investor, GMS Tenshi Holdings, with an established track record of success backing its portfolio companies.  We anticipate a smooth transition as Larry Kenyon, a respected industry leader, and I have previously developed an excellent working relationship."

About Oncobiologics, Inc. and its BioSymphony™ Platform
Oncobiologics is a clinical-stage biopharmaceutical company focused on identifying, developing, manufacturing and commercializing complex monoclonal antibody (mAb) therapeutics. Oncobiologics is advancing a pipeline of innovative and biosimilar product candidates, three of which are currently in, or about to enter, clinical development. By leveraging its proprietary BioSymphony™ Platform, Oncobiologics is able to produce high-quality innovative and biosimilar mAb candidates in an efficient and cost-effective manner. The BioSymphony engine is particularly suitable for developing technically challenging and commercially attractive mAbs to meet the need for clinically important yet affordable drugs. The BioSymphony Platform is used for both in-house programs as well as engaging spare capacity to provide external contract development and manufacturing services. Led by a team of biopharmaceutical experts, Oncobiologics operates from a state-of-the-art fully integrated research, development, and manufacturing facility in Cranbury, New Jersey. For more information, please visit www.oncobiologics.com.

CONTACTS:

Oncobiologics:
Lawrence A. Kenyon
LawrenceKenyon@oncobiologics.com

Media & Investors:
Jeremy Feffer
Managing Director
LifeSci Advisors, LLC
T: 212.915.2568
jeremy@lifesciadvisors.com